UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2011

MoSys, Inc.

(Exact name of registrant as specified in its charter)

000-32929

(Commission File Number)

Delaware	77-0291941
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

3301 Olcott Street

Santa Clara, California 95054

(Address of principal executive offices, with zip code)

(408) 418-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 30, 2011, Sundari Mitra notified MoSys, Inc. (the “Company”) of her resignation, effective June 30, 2011, as the Company’s Executive Vice President of Engineering.  Ms. Mitra joined the Company in June 2009 in connection with its acquisition of Prism Circuits, Inc.

In connection with her resignation, the Company entered into a consulting agreement with Ms. Mitra on June 30, 2011, pursuant to which Ms. Mitra has agreed to act as a consultant to the Company.  As compensation for her services under the consulting agreement, an option to purchase 675,000 shares of the Company’s common stock granted to Ms. Mitra on June 26, 2009 (the “Option”), which would otherwise terminate by its terms following the termination of her employment with the Company, will remain in effect and continue to vest in accordance with its vesting terms during the term of the consulting agreement.  In addition, in the event of a change of control of the Company (which generally includes an acquisition of the Company by a third party or similar transaction), the consulting agreement provides for the immediate vesting in full of all unvested shares subject to the Option.  Ms. Mitra has also agreed not to perform consulting services for any competitor of the Company and not to solicit or induce any employee or contractor of the Company to terminate his or her relationship with the Company during the term of the consulting agreement.  The consulting agreement may be terminated by either party upon advance notice of 15 days to the other party.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOSYS, INC.

Date: July 6, 2011	By:	/s/ James W. Sullivan
James W. Sullivan
Vice President of Finance and Chief Financial Officer